UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California, 92037

(Address of Principal Executive Offices) (Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 22, 2011, CyDex Pharmaceuticals, Inc. (“CyDex”), a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated (together with CyDex, collectively the “Company”), entered into a License and Supply Agreement (the “Agreement”) with Hospira, Inc. (“Hospira”). Under the Agreement, the Company granted a license in the specified territories, with sub-license rights, to such intellectual property rights that will enable the manufacture and sale of certain finished drug products of which Captisol® is a component. The terms of the Agreement call for the Company to receive a non-refundable license fee of $500,000. In addition, the Company will receive a pre-payment of $2,500,000, to be applied as a credit toward the first $2,500,000 of Captisol supplied under the Agreement. In the event of a termination prior to the Company supplying $2,500,000 of Captisol, the Company will refund the difference of the value of Captisol supplied and the $2,500,000 pre-payment. The Company is also eligible to receive milestone payments upon the occurrence of certain specified sales goals.

Under the Agreement, Hospira has agreed to order 90%, and the Company has agreed to supply Captisol required for the formulation and sale of the products contemplated by the Agreement.

The Agreement will continue in effect until the eighth anniversary of the first commercial sale of the finished drug product in the United States. Following such anniversary, the Agreement will automatically renew for successive one year periods unless Hospira provides prior notice of nonrenewal. The Agreement may be terminated by the Company for the uncured material breach of Hospira. Hospira may terminate the Agreement at any time on prior notice.

Captisol is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Securities and Exchange Commission by Ligand on its Annual Report on Form 10-K for the fiscal year ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: December 27, 2011	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary